Date:	November 20, 2019

Contact:	Jeffrey W. Farrar, Chief Operating and Financial Officer
434-773-2274
farrarj@amnb.com

Traded:	Nasdaq Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. DECLARES QUARTERLY DIVIDEND

Danville, VA – American National Bankshares Inc. (NASDAQ: AMNB), parent company of American National Bank and Trust Company, announced its Board of Directors has declared a quarterly cash dividend of $0.27 per common share, payable December 20, 2019, to shareholders of record December 6, 2019.
The dividend amount is the same as the prior quarter’s dividend and is a $.02, or 8% increase from the prior year’s quarterly dividend level. Based on the stock’s price of $36.74 on November 18, 2019, the dividend yield is approximately 2.9%.

About American National
American National is a multi-state bank holding company with total assets of approximately $2.5 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 27 banking offices. American National Bank also manages an additional $855 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

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